Filed Pursuant to Rule 433
Registration Statement No. 333-151351 and No. 333-175764

PRESS RELEASE	FOR IMMEDIATE RELEASE

Monday, November 19, 2012

Uruguay Announces Results of its Cash Tender Offer and Exchange Offer

Montevideo, Uruguay: Uruguay announced today, in connection with its offer launched on Tuesday, November 13, 2012, the results of its invitation to holders of the bonds set forth in the table below (the “Cash Tender Offer Eligible Bonds”) to tender their Cash Tender Eligible Bonds for cash (the “Cash Tender Offer”) upon the terms and subject to the conditions set forth in the Cash Tender Offer document dated November 13, 2012.  The Cash Tender Offer is conditioned upon, among other things, the consummation of the offering of Uruguay’s 4.125% US$ Bonds due 2045 (the “New Bonds due 2045”) sold for cash pursuant to the offering priced on Tuesday, November 13, 2012 (the “New Bonds Offering”).  The aggregate principal amount of New Bonds due 2045 sold for cash pursuant to the New Bonds Offering is U.S.$500,000,000 and the expected settlement date for the New Bonds Offering is Tuesday, November 20, 2012.

The following series of Cash Tender Offer Eligible Bonds were not accepted for purchase:

•	6.875% due September 2025; and

•	7.875% due July 2027.

The table below sets forth (a) the approximate aggregate principal amount of each series of Cash Tender Offer Eligible Bonds accepted for purchase and (b) the expected proration factor for each series of Cash Tender Offer Eligible Bonds accepted for purchase.

The aggregate purchase price payable by Uruguay (including accrued and unpaid interest) for all Cash Tender Offer Eligible Bonds accepted for purchase by Uruguay pursuant to the Cash Tender Offer, translated, in the case of Cash Tender Offer Eligible Bonds denominated in Euros, to U.S. dollars using the mid-market spot rate for converting Euros into U.S. dollars as of 8:00 a.m., New York City time, on November 16, 2012, according to the CM1 screen on Bloomberg (which was EUR 1.00 to U.S.$1.2743), will be approximately U.S.$499,100,000 (the net proceeds of the New Bonds Offering after deducting U.S.$900,000 on account of certain approximate fees and expenses payable by Uruguay).

Title of the Cash Tender Offer Eligible Bonds	ISIN	CUSIP	Approximate Principal Amount Accepted	Expected Proration Factor
USD Bonds
7.000% due April 2013	US917288AS14	917288AS1	U.S.$2,502,718	100%
7.875% due March 2014	US917288AT96	917288AT9	U.S.$198,514	100%
7.250% due May 2014	US917288AU69	917288AU6	U.S.$1,540,187	100%
7.500% due March 2015	US917288AZ56	917288AZ5	U.S.$10,632,289	100%
8.750% due June 2015	US917288AV43	917288AV4	U.S.$1,185,725	100%
7.625% due January 2017	US917288AX09	917288AX0	U.S.$687,882	100%
9.250% due May 2017	US760942AR33	760942AR3	U.S.$40,522,000	100%
8.000% due November 2022	US917288BC52	917288BC5	U.S.$256,818,597	34.59254%
6.875% due September 2025	US760942AX01	760942AX0	U.S.$0	N/A*
7.875% due July 2027	US760942AE20	760942AE2	U.S.$0	N/A*

EUR Bonds
6.875% due January 2016	XS0225531432	N/A	€24,912,000	100%
7.000% due June 2019	XS0167137834	N/A	€4,548,096	100%

*N/A means “not applicable”.

Holders of Cash Tender Offer Eligible Bonds accepted for purchase will also receive any accrued and unpaid interest on their Cash Tender Offer Eligible Bonds up to (but excluding) the settlement date, which is expected to be Wednesday, November 21, 2012.

The Cash Tender Offer expired on Friday, November 16, 2012, at 5:00 p.m. New York City time.

Uruguay also announced today, in connection with its offer launched on Tuesday, November 13, 2012 (the “Exchange Offer”), to holders of certain of its outstanding bonds set forth in the table below (the “Group A Bonds” and the “Group B Bonds”, which are collectively referred to herein as the “Exchange Offer Eligible Bonds”), subject to certain conditions, to tender the Exchange Offer Eligible Bonds in exchange for additional New Bonds due 2045 to be issued by Uruguay upon settlement of the Exchange Offer, that all validly tendered Exchange Offer Eligible Bonds have been accepted in the Exchange Offer and that the expected aggregate principal amount of each series of Exchange Offer Eligible Bonds to be accepted in the Exchange Offer is the following:

Group A Bonds	ISIN	CUSIP	Expected Aggregate Principal Amount Accepted in the Exchange Offer
7.000% due April 2013	US917288AS14	917288AS1	U.S.$98,770
7.875% due March 2014	US917288AT96	917288AT9	U.S.$415,000
7.250% due May 2014	US917288AU69	917288AU6	U.S.$95,500
7.500% due March 2015	US917288AZ56	917288AZ5	U.S.$144,868
8.750% due June 2015	US917288AV43	917288AV4	U.S.$0
7.625% due January 2017	US917288AX09	917288AX0	U.S.$53,700
9.250% due May 2017	US760942AR33	760942AR3	U.S.$500,000
8.000% due November 2022	US917288BC52	917288BC5	U.S.$145,778,853
6.875% due September 2025	US760942AX01	760942AX0	U.S.$82,816,591
7.875% due July 2027	US760942AE20	760942AE2	U.S.$1,114,000

Group B Bonds	ISIN	CUSIP	Expected Aggregate Principal Amount Accepted in the Exchange Offer
7.875% due January 2033	US917288BA96	917288BA9	U.S.$7,200,820
7.625% due March 2036	US760942AS16	760942AS1	U.S.$3,263,582

The settlement date of the Exchange Offer is expected to be Wednesday, November 21, 2012.  The expected aggregate principal amount of New Bonds due 2045 to be issued in exchange for the Exchange Offer Eligible Bonds pursuant to the Exchange Offer is U.S.$354,123,188.  Holders will also receive an amount of cash in U.S. dollars equal to the accrued and unpaid interest due on such Exchange Offer Eligible Bonds accepted for exchange from and including the previous interest payment date of such Exchange Offer Eligible Bonds to and excluding Tuesday, November 20, 2012.  Holders will not receive any payment for interest accrued on and after November 20, 2012 on their Exchange Offer Eligible Bonds accepted for exchange; and such holders will also not be required to make any payment for interest accrued but unpaid on the New Bonds due 2045 on and after November 20, 2012.

In aggregate, the principal amount of New Bonds due 2045 sold for cash pursuant to the New Bonds Offering and issued pursuant to the Exchange Offer is expected to be U.S.$854,123,188.

Information regarding the Exchange Offer is set forth in a Prospectus Supplement dated November 13, 2012, to the Prospectus dated June 20, 2008, each of which has been filed with the U.S. Securities and Exchange Commission (“SEC”).  The Exchange Offer expired on Friday, November 16, 2012, at 5:00 p.m. New York City time and is subject to the consummation of the New Bonds Offering.

The table below sets forth the approximate principal amount that will remain outstanding of each series of the Cash Tender Offer Eligible Bonds and Exchange Offer Eligible Bonds (collectively, the “Eligible Bonds”) following completion of both the Cash Tender Offer and the Exchange Offer (collectively, the “Offers”):

Title of the Eligible Bonds	ISIN	CUSIP	Approximate Principal Amount Outstanding following completion of the Offers

7.000% due April 2013	US917288AS14	917288AS1	U.S.$32,202,392
7.875% due March 2014	US917288AT96	917288AT9	U.S.$4,575,449
7.250% due May 2014	US917288AU69	917288AU6	U.S.$14,016,025
7.500% due March 2015	US917288AZ56	917288AZ5	U.S.$166,807,618
8.750% due June 2015	US917288AV43	917288AV4	U.S.$17,124,767
7.625% due January 2017	US917288AX09	917288AX0	U.S.$12,262,288
9.250% due May 2017	US760942AR33	760942AR3	U.S.$96,017,000
8.000% due November 2022	US917288BC52	917288BC5	U.S.$1,232,278,140
6.875% due September 2025	US760942AX01	760942AX0	U.S.$391,883,409
7.875% due July 2027	US760942AE20	760942AE2	U.S.$22,036,000
7.875% due January 2033	US917288BA96	917288BA9	U.S.$1,066,269,972
7.625% due March 2036	US760942AS16	760942AS1	U.S.$1,407,867,317
6.875% due January 2016	XS0225531432	N/A	€58,899,000
7.000% due June 2019	XS0167137834	N/A	€57,877,308

All Exchange Offer Eligible Bonds and Cash Tender Offer Eligible Bonds accepted by Uruguay will be cancelled following the settlement date.

Uruguay may adjust any of the results contained in this press release in the course of reconciling tenders.

BNP PARIBAS and Citigroup acted as Dealer Managers for, and Bondholder Communications Group, LLC acted as Information and Tender Agent and Information and Exchange Agent for, the Cash Tender Offer and Exchange Offer, respectively.  The Bank of New York Mellon (Luxembourg) S.A. acted as Luxembourg Tender Agent and Luxembourg Exchange Agent for the Cash Tender Offer and Exchange Offer, respectively.

This announcement is not an offer or a solicitation of offers to exchange or tender any securities.  Any offer will be made solely by the documents referred to above.  The distribution of materials relating to any offer, and the transactions contemplated by any offer, may be restricted by law in certain jurisdictions.  If materials relating to any offer come into your possession, you are required by Uruguay to inform yourself of and to observe all of these restrictions.  The materials relating to any offer do not constitute, and may not be used in connection with, an offer or solicitation in any place where such offers or solicitations are not permitted by law.

The following additional information of Uruguay and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000119312512309047/d375607d18k.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512309047/d375607dex99d.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000529/rou-18ka1_1109.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000529/rou-18ka1es99e_1109.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342308000510/repofur-sba1_0619.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511195798/dsbmef.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512465907/d438381d424b3.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512465965/d441272dfwp.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000538/repofuruguay-fwp_1113.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512468392/d441288d424b2.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512468909/d439371dfwp.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342312000559/repofuruguay-fwp_1114.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512471318/d440309dfwp.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312512474305/d440898d424b5.htm

Uruguay has filed registration statements (including a prospectus) with the SEC for the offering of securities to which this communication relates.  Before you invest, you should read the prospectus in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and such offering of securities.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus or any prospectus supplements for these offerings if you request them by calling BNP PARIBAS at (1) 888 210 4358 (in the U.S.) or (1) 212 841 3059 (outside the U.S.), or Citigroup at (1) 800 558 3745 (in the U.S.) or (1) 212 723 6108 (outside the U.S.).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.